Exhibit 99.1

January 19, 2010

FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

DECEMBER 2009 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of December 31, 2009 served by J:COM’s 23 consolidated franchises reached 3.27 million, up 107,400 or 3.4% since December 31, 2008. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached approximately 5.95 million, up 333,000 or 5.9% since December 31, 2008. The bundle ratio (average number of services received per subscribing household) increased to 1.82 as of December 31, 2009 from 1.77 as of December 31, 2008. The cable television digital migration rate as of December 31, 2009 increased to 90% from 78% as of December 31, 2008.

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

Total consolidated subsidiaries: 23 franchises; 48 systems:

	Revenue Generating Units					Total
			High-Speed			Subscribing
	Cable Television		Internet Access	Telephony	RGU Total	Households
As of December 31, 2009	2,598,600		1,584,900	1,763,100	5,946,600	3,274,800
	Digital:	2,348,400
As of December 31, 2008	2,557,000		1,486,800	1,569,800	5,613,600	3,167,400

Net year-over-year increase	41,600		98,100	193,300	333,000	107,400
Net increase as percentage	1.6%		6.6%	12.3%	5.9%	3.4%

About Jupiter Telecommunications Co., Ltd.

Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system and channel operator. In system operation, J:COM provides cable television, high-speed Internet access, telephony and mobile services to customers through 23 consolidated subsidiaries at the local level serving 3.27 million subscribing households (as of December 31, 2009) in the Sapporo, Sendai, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is 12.59 million. In channel operation, J:COM invests in and operates 17 thematic channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media, LP and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English), visit J:COM’s website at http://www.jcom.co.jp/english.html